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                                                                Exhibit 24(e)(1)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201

August 20, 1998

BISYS Fund Services Limited Partnership
3435 Stelzer Road
Columbus, Ohio 43219
Attention   :  J. David Huber

        Re  :  The Kent Funds (the "Trust")

Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Distribution Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services Limited Partnership ("BISYS LP") and the Trust, that BISYS LP perform for the following created portfolio of the Trust the services described in the Agreement. The compensation to be paid to BISYS LP for its services is the amount set forth in Section 2 of the Agreement.


                                   PORTFOLIO

                        The Kent Large Company Growth Fund


     Please acknowledge your consent to the above by signing and returning this letter to the Trust.


                                        Very truly yours,

                                        THE KENT FUNDS


                                        By: /s/ Walter B. Grimm
                                           ------------------------------
                                        Title: Chairman and Vice President

Agreed to and Accepted:


BISYS FUND SERVICES LIMITED PARTNERSHIP


By: BISYS Fund Services, Inc.
    General Partner

By:  /s/ William J. Tomko
    -------------------------------
Title: Senior Vice President